EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Powerdyne International, Inc.

We consent to the inclusion in the foregoing Amendment No. 5 to Registration Statement (No. 333-172509) on Form S-1 of our report dated February 18, 2011 (except for Note 8 as to which date if December 4, 2011), relating to our audits of the balance sheets of Powerdyne, Inc. as of December 31, 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the period then ended.

We consent to the inclusion in the foregoing Amendment No. 5 to Registration Statement (No. 333-172509) on Form S-1 of our report dated March 16, 2011 (except for Note 5 as to which date if December 23, 2011), relating to our audits of the balance sheets of Greenmark Acquisition Corporation as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ deficit, and cash flows for the periods then ended. Our report dated March 16, 2011, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent of the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

February 13, 2012